UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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                     NATIONAL RESEARCH CORPORATION
(Name of Registrant as Specified in its Charter)

______________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NATIONAL RESEARCH CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 3, 2007

To the Shareholders of
      National Research Corporation:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of National Research Corporation will be held on Thursday, May 3, 2007, at 9:00 A.M., local time, at our corporate offices located at 1245 Q Street, Lincoln, Nebraska 68508, for the following purposes:

1.	To elect two directors to hold office until the 2010 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2.	To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The close of business on March 16, 2007, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

        A proxy for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors
NATIONAL RESEARCH CORPORATION
Patrick E. Beans
Secretary

Lincoln, Nebraska
April 2, 2007

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

NATIONAL RESEARCH CORPORATION
1245 Q Street
Lincoln, Nebraska 68508

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 3, 2007

        This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of National Research Corporation (the “Company”) beginning on or about April 3, 2007, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Thursday, May 3, 2007, at 9:00 A.M., local time, at the Company’s corporate offices located at 1245 Q Street, Lincoln, Nebraska 68508, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

        Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting.

        A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the two persons nominated for election as directors referred to herein and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of two directors, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

        Only holders of record of the Company’s common stock, $.001 par value per share (the “Common Stock”), at the close of business on March 16, 2007, are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 6,920,461 shares of Common Stock, each of which is entitled to one vote per share.

ELECTION OF DIRECTORS

        The Company’s By-Laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect two directors to hold office until the 2010 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the two persons named as nominees herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. Votes will be tabulated by an inspector of elections appointed by the Board.

        The following sets forth certain information, as of March 15, 2007, about the Board’s nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms expiring at the 2010 Annual Meeting

        Patrick E. Beans, 49, has served as Vice President, Treasurer, Chief Financial Officer and Secretary and a director of the Company since 1997, and as the principal financial officer since he joined the Company in August 1994. From June 1993 until joining the Company, Mr. Beans was the finance director for the Central Interstate Low-Level Radioactive Waste Commission, a five-state compact developing a low-level radioactive waste disposal plan. From 1979 to 1988 and from June 1992 to June 1993, he practiced as a certified public accountant.

        Gail L. Warden, 68, has served as a director of the Company since January 2005. Mr. Warden is currently President Emeritus of Detroit-based Henry Ford Health System, where he served as President and Chief Executive Officer from 1988 until 2003. Prior to this role, Mr. Warden served as President and Chief Executive Officer of Group Health Cooperative of Puget Sound, as well as Executive Vice President of the American Hospital Association. Mr. Warden serves as Chairman to several national healthcare committees and as a board member to many other healthcare related committees and institutions.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” SUCH NOMINEES.

Directors Continuing in Office

Terms expiring at the 2008 Annual Meeting

        Joseph W. Carmichael, age 43, has served as President of the Company since August 2004. Prior to August 2004, Mr. Carmichael held various positions with the Company since April 1983, most recently as Senior Vice President from May 2002 to August 2004.

        JoAnn M. Martin, 52, has served as a director of the Company since June 2001. Ms. Martin was elected President and Chief Executive Officer of Ameritas Life Insurance Corp., an insurance and financial services company, in July 2005. From April 2003 to July 2005, she served Ameritas Life Insurance Corp. as President and Chief Operating Officer. Prior thereto, Ms. Martin served as Senior Vice President and Chief Financial Officer of Ameritas for more than the last five years. Ms. Martin also has served as Executive Vice President and Chief Financial Officer of Ameritas Holding Company and UNIFI Mutual Holding Company (previously named Ameritas Acacia Mutual Holding Company) for more than the last five years. Ms. Martin has served as an officer of Ameritas and/or its affiliates since 1988. Ms. Martin is also a director of the Saint Elizabeth Regional Medical Center, the Lincoln Chamber of Commerce, Nebraska Wesleyan University and the Nebraska Society of CPAs Foundation.

        Paul C. Schorr III, 70, has served as a director of the Company since February 1998. Mr. Schorr has been the President and Chief Executive Officer of ComCor Holding Inc., an electrical contractor specializing in construction consulting services, since 1987. Mr. Schorr is also a director of Western Sizzlin Corp. and Ameritas Life Insurance Corp.

Terms expiring at the 2009 Annual Meeting

        Michael D. Hays, 52, has served as Chief Executive Officer and as a director since he founded the Company in 1981. From 1981 to 2004, he also served as the Company’s President. Prior to founding the Company, Mr. Hays served for seven years as a Vice President and a director of SRI Research Center, Inc. (n/k/a the Gallup Organization).

        John N. Nunnelly, 54, has served as a director of the Company since December 1997. Mr. Nunnelly has been a Vice President of Strategic Planning at McKesson Corporation, a leader in the healthcare information industry, since April 2005. Mr. Nunnelly has served in various other positions during his 24 year tenure with McKesson, including Group President of Resource Management and Home Health Solutions, Vice President and General Manager of the Amherst Product Group and Vice President of Sales-Decision Support. Mr. Nunnelly also serves as an adjunct professor at the University of Massachusetts, teaching information technology in the School of Nursing.

CORPORATE GOVERNANCE

Independent Directors and Annual Meeting Attendance

        Of the seven directors currently serving on the Board of Directors, the Board has determined that JoAnn M. Martin, John N. Nunnelly, Paul C. Schorr III and Gail L. Warden are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market.

        Directors are expected to attend the Company’s annual meeting of shareholders each year. Six of the seven directors attended the Company’s 2006 Annual Meeting.

Committees

        The Board held five meetings in 2006. During 2006, each director attended at least 93% of the aggregate of (1) the total number of meetings of the Board for which he or she was a director in 2006 and (2) the total number of meetings held by all committees of the Board on which such director served during the period that the director so served during 2006.

        The Board has a standing Audit Committee, Compensation Committee and Nominating Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by the Board. The Company makes available on its website located at www.nationalresearch.com copies of each of these charters free of charge.

        The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company’s accounting and financial reporting processes; and the audits of the financial statements of the Company. The Audit Committee presently consists of Paul C. Schorr III (Chairperson), JoAnn M. Martin, John N. Nunnelly and Gail L. Warden, each of whom meets the independence standards of the Nasdaq Stock Market and the Securities and Exchange Commission for audit committee members. The Board has determined that JoAnn M. Martin qualifies as an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission, because she has the requisite attributes through, among other things, education and experience as a president, chief financial officer and certified public accountant. The Audit Committee held five meetings in 2006.

        The Compensation Committee reviews and recommends to the Board the compensation structure for the Company’s directors, officers and other managerial personnel, including salary rates and participation in equity and non-equity incentive compensation plans, and administers the National Research Corporation 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”), the National Research Corporation 2001 Equity Incentive Plan (the “2001 Equity Incentive Plan”), the National Research Corporation 1997 Equity Incentive Plan, under which no additional awards may be granted, the National Research Corporation 2004 Director Stock Plan (the “2004 Director Plan”) and the National Research Corporation Director Stock Plan, under which no additional awards may be granted. John N. Nunnelly (Chairperson), JoAnn M. Martin, Paul C. Schorr III and Gail L. Warden are the current members of the Compensation Committee. The Compensation Committee held two meetings in 2006.

        The Nominating Committee consists of JoAnn M. Martin (Chairperson), John N. Nunnelly, Paul C. Schorr III and Gail L. Warden, each of whom meets the independence standards of The NASDAQ Stock Market for nominating committee members. The Nominating Committee’s primary functions are to: (1) recommend persons to be selected by the Board as nominees for election as directors and (2) recommend persons to be elected to fill any vacancies on the Board. The Nominating Committee held two meetings in 2006.

Nominations of Directors

        The Nominating Committee will consider persons recommended by shareholders to become nominees for election as directors. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company’s By-laws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of an intent to make such a nomination to the Secretary of the Company not less than 60 days or more than 90 days prior to the second Wednesday in the month of April.

        In identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to the Company. The Nominating Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. In addition, the Board and the Nominating Committee believe that the following specific qualities and skills are necessary for all directors to possess:

o	A director must display high personal and professional ethics, integrity and values.

o	A director must have the ability to exercise sound business judgment.

o	A director must be accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

o	A director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

o	A director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

o	A director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

        The Board also believes the following qualities or skills are necessary for one or more directors to possess:

o	At least one independent director must have the requisite experience and expertise to be designated as an “audit committee financial expert,” as defined by applicable rules of the Securities and Exchange Commission, and have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, as required by the rules of NASDAQ.

o	One or more of the directors generally must be active or former executive officers of public or private companies or leaders of major complex organizations, including commercial, scientific, government, educational and other similar institutions.

o	Directors must be selected so that the Board is a diverse body.

Transactions with Related Persons

        Except as disclosed in this section, we had no transactions during 2006, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board has adopted policies and procedures regarding related person transactions. For purposes of these policies and procedures:

o	A "related person" means any of our directors, executive officers or nominees for director or any of their immediate family members; and

o	A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

        Each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board of Directors.

        Mr. Warden serves as a director of the Picker Institute. During 2003 and 2004, the Company advanced to the Picker Institute $600,000 to fund designated research projects which, as of the date of this proxy statement, $253,578 has been spent and the remaining amount of $346,422 is expected to be spent during 2007 and 2008. In addition, the Company is a party to a support services agreement with the Picker Institute under which the Company conducts the annual NRC+Picker Symposium. Under the support services agreement, the Picker Institute receives a portion of the gross receipts of each symposium, which amounted to $12,000 in 2006. In addition, the Company was party to an agreement with the Picker Institute under which the Company may market certain products under the Picker Symposium Educational Products name. Under this agreement, the Picker Institute receives a portion of the net receipts from any sales of such products, which amounted to $-0- in 2006.

Communications with the Board of Directors

        Shareholders may communicate with the Board by writing to National Research Corporation, Board of Directors (or, at the shareholder’s option, to a specific director), c/o Patrick E. Beans, Secretary, 1245 Q Street, Lincoln, Nebraska 68508. The Secretary will ensure that the communication is delivered to the Board or the specified director, as the case may be.

REPORT OF THE AUDIT COMMITTEE

        In accordance with its written charter, the Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company’s accounting and financial reporting processes; and the audits of the financial statements of the Company.

        In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2006 Annual Report on Form 10-K with the Company’s management and independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

        The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, the Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis. The Audit Committee has considered whether the provision of the services relating to the Audit-Related Fees, Tax Fees and All Other Fees set forth in “Miscellaneous – Independent Registered Public Accounting Firm” was compatible with maintaining the independence of the independent registered public accounting firm and determined that such services did not adversely affect the independence of the firm.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

        This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE

Paul C. Schorr III, Chairperson
JoAnn M. Martin
John N. Nunnelly
Gail L. Warden

PRINCIPAL SHAREHOLDERS

Management and Directors

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 15, 2007, by: (1) each director and director nominee; (2) each of the executive officers named in the Summary Compensation Table set forth below; and (3) all of the directors, director nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned. As of March 15, 2007, there were 6,920,461 shares of Common Stock outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
Michael D. Hays(1)	4,829,957		69.8%
Patrick E. Beans	85,811	(2)	1.24%
Jona S. Raasch	64,290	(3)	*
Joseph W. Carmichael	50,358	(4)	*
JoAnn M. Martin	40,500	(5)	*
Paul C. Schorr III	38,000	(5)	*
John N. Nunnelly	32,449	(5)	*
Gail L. Warden	24,000	(5)	*
All directors, nominees and executive
officers as a group (eight persons)	5,139,973	(5)	73.0%

           ______________________
           * Denotes less than 1%.

(1)	The address of Mr. Hays is 1245 Q Street, Lincoln, Nebraska 68508.
(2)	Includes 1,500 shares held by Mr. Beans as custodian for his minor children and 47,253 shares owned by seven trusts for which Mr. Beans is the sole trustee.
(3)	Includes 50 shares owned by Ms. Raasch's minor daughter.
(4)	Includes 11 shares held by Mr. Carmichael as a result of his membership in an investment club.
(5)	Includes shares of Common Stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of March 15, 2007, as follows: Ms. Martin, 38,000 shares; Mr. Schorr, 36,000 shares; Mr. Nunnelly, 24,649 shares; Mr. Warden, 24,000 shares; and all directors, nominees and executive officers as a group, 122,649 shares.

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis relates to the compensation of the individuals named in the Summary Compensation Table, a group we refer to as our “named executive officers.” In this discussion, the terms “we,” “our,” “us” or similar terms refer to the Company.

Overview of Executive Compensation Philosophy

        We recognize the importance of maintaining sound principles for the development and administration of our executive compensation and benefit programs. Specifically, we design our executive compensation and benefit programs to advance the following core principles:

o	We strive to compensate our executive officers at competitive levels to ensure that we attract and retain a highly competent, committed management team.

o	We provide our executive officers with the opportunity to earn competitive pay as measured against comparable companies.

o	We link our executive officers’ compensation, particularly annual cash bonuses, to established Company financial performance goals.

        We believe that a focus on these principles will benefit the Company and, ultimately, its shareholders in the long term by ensuring that we can attract and retain highly-qualified executive officers who are committed to the Company’s long-term success.

Role of the Compensation Committee

        The Board appoints the Compensation Committee, which consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of the Securities Exchange Act of 1934. The following individuals are members of the Compensation Committee:

o	John N. Nunnelly (Chairperson);

o	JoAnn M. Martin;

o	Paul C. Schorr II; and

o	Gail L. Warden.

        The Compensation Committee determines compensation programs for our executive officers, reviews management’s recommendations as to the compensation to be paid to other key personnel and administers our equity-based compensation plans.

        The Compensation Committee periodically reviews and determines our compensation and benefit programs, with the objective of ensuring the executive compensation and benefits programs are consistent with our compensation philosophy. The last major review of our compensation and benefit programs occurred in 2003, and another such review is currently ongoing. At the time of such reviews, the company has engaged a nationally recognized compensation consultant, which creates a database of compensation information for companies performing similar services, adjusted for size and geographic location using regression analysis to make such information comparable to our compensation information. We refer to such information as data or information for “comparable companies.” The Compensation Committee reviews comparable company data and other information provided by independent consultants to assess our competitive position with respect to the following components of executive compensation:

o	Base salary;

o	Annual cash incentive compensation; and

o	Long-term equity incentive compensation.

        Based on the compensation consultant’s recommendations and the Compensation Committee’s judgment, annual cash incentive compensation target awards and the value of long-term equity incentive awards are each set at 50% of base salary.

        The objective of the Compensation Committee is to establish base salary at a competitive level compared with comparable companies. The Compensation Committee also considers individual performance, level of responsibility, skills and experience, and internal comparisons among executive officers in determining base salary levels. Based on this comparable information and other information, the Compensation Committee resets executive salary levels at the time of each significant compensation review, which levels are then generally adjusted only to reflect changes in responsibilities.

        The Compensation Committee administers and has final authority for setting awards under our annual cash incentive program and long-term equity incentive plans. For annual and long-term incentives, the Compensation Committee considers internal comparisons and other existing compensation awards or arrangements in making compensation decisions and recommendations. In its decision-making process, the Compensation Committee receives and considers the recommendations of our Chief Executive Officer as to executive compensation programs for all of the other officers. The Compensation Committee makes its decisions regarding general program adjustments to future base salaries, annual incentives and long-term incentives concurrently with its assessment of the executive officers’ performance for the year. Adjustments generally become effective in January of each year.

        In fulfilling its objectives as described above, the Compensation Committee has taken the following steps in 2007:

o	Engaged Buck Consultants, a nationally recognized compensation consultant, to provide competitive comparative company data and long-term incentive compensation design;

o	Reviewed the performance of our Chief Executive Officer and determined his total compensation; and

o	Reviewed the performance of our other executive officers and other key associates (i.e., employees) with assistance from our Chief Executive Officer, and determined proper total compensation based on the most recent compensation review and changes in officer responsibilities.

Total Compensation

        We intend to continue our strategy of compensating our executive officers at competitive levels through programs that emphasize performance-based incentive compensation in the form of cash and equity-based awards. To that end, we have structured total executive compensation to ensure that there is an appropriate balance between a focus on our long-term versus short-term performance. We believe that the total compensation paid or awarded to the executive officers during 2006 was consistent with our financial performance and the individual performance of each of our executive officers. We also believe that this total compensation was reasonable in its totality and is consistent with our compensation philosophies described above.

CEO Compensation

        The Compensation Committee reviews annually the salary and total compensation levels of Michael D. Hays, our Chief Executive Officer. Based on the 2003 compensation review and the preliminary results of the review that is currently ongoing, Mr. Hays’ salary and overall compensation are significantly below market levels for chief executive officers of comparable companies. Due to Mr. Hays’ large holding of our stock and his desire to materially align his compensation with the interests of our other shareholders, he requested that his base salary and targeted overall compensation remain unchanged. The Compensation Committee has not proposed an increase in his salary or overall compensation since 2005.

Elements of Compensation

Base Salary

        The objective of the Compensation Committee is to establish base salary at a competitive level compared with comparable companies, with the exception of Mr. Hays’ salary as noted above. The Compensation Committee also considers individual performance, level of responsibility, skills and experience, and internal comparisons among executive officers in determining base salary levels. While we believe that we offer competitive base salaries, we attempt to keep executive base salary increases as low as possible in order to limit our exposure if performance targets are not met. Based on comparable company information and the other factors noted above, the compensation committee resets executive salary levels at the time of each significant compensation review, which are then generally adjusted only to reflect changes in responsibilities. For 2006, the annual base salaries of our named executives did not change, except that Patrick E. Beans’ base salary increased 5%. In 2006, base salaries paid to our named executive officers represented the following percentages of their total compensation.

Base Salary as a Percentage of Total Compensation
Michael D. Hays	48%
Joseph W. Carmichael	32%
Jona S. Raasch	51%
Patrick E. Beans	51%

Annual Cash Incentive

        Our executive officers are eligible for annual cash incentive awards under our incentive compensation program. Please note that, while we may refer to annual cash incentive awards as bonuses in this discussion, the award amounts are reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation” pursuant to the Securities and Exchange Commission’s regulations. Under our incentive compensation program, the Compensation Committee establishes Company objectives at the beginning of each year. The Company performance objectives consist of target levels of revenues and/or operating income and/or earnings per share.

        We intend for our incentive compensation program to provide an incentive to meet and exceed financial and personal goals, and to promote a superior level of performance. Within the overall context of our pay philosophy and culture, the program:

o	Provides competitive levels of total cash compensation;

o	Aligns pay with organizational and individual performance;

o	Focuses executive attention on key business metrics;

o	Provides a significant incentive for achieving and exceeding performance goals.

        In addition to setting performance targets, the Compensation Committee also sets each executive officer’s target bonus amount. Since the 2003 compensation review, payouts at target levels have been set at 50% of base salary. For 2006, target bonus percentages and amounts for our named executive officers were as follows.

Name	2006 Target Bonus Percentage of Base Salary	2006 Target Bonus Amount
Michael D. Hays	50%	$ 63,700
Joseph W. Carmichael	50%	$ 88,350
Jona S. Raasch	50%	$ 79,000
Patrick E. Beans	50%	$ 75,128

        Target amounts were to be paid upon the achievement of the above-described performance targets for each officer. The following table shows amounts actually earned by our named executive officers for 2006, along with the percentages of their base salaries these amounts represent.

Name	2006 Actual Bonus Amount	2006 Actual Bonus Percentage of Total Compensation
Michael D. Hays	$ 38,179	14%
Joseph W. Carmichael	$ 52,956	10%
Jona S. Raasch	$ 47,353	15%
Patrick E. Beans	$ 45,033	15%

        The Compensation Committee has established the following target bonus percentages and amounts for 2007 for our named executive officers.

Name	2007 Target Bonus Percentage of Base Salary	2007 Target Bonus Amount
Michael D. Hays	50%	$ 63,700
Joseph W. Carmichael	50%	$ 88,350
Jona S. Raasch	50%	$ 79,000
Patrick E. Beans	50%	$ 75,128

2006 Equity Incentive Plan

        To provide an additional performance incentive for our executive officers and other key management personnel, our executive compensation package includes stock options and restricted stock grants. Under our 2006 Equity Incentive Plan, the Compensation Committee also has the authority to grant other equity-based awards, including stock appreciation rights and performance shares. The general purpose of our current equity-based plans is to promote the achievement of our long-range strategic goals and enhance shareholder value. Stock options that we grant have a per share exercise price of 100% of the fair market value of a share of our common stock on the date of grant and, accordingly, the value of the option will be dependent on the future market value of the common stock. Restricted stock awarded under the 2006 Equity Incentive Plan generally will be subject to a three-year restriction period.

        Since the 2003 compensation review, the value of equity awards for executive officers has been set at 50% of base salary. The Compensation Committee generally grants stock options and shares of restricted stock effective on a date in the first week of January. On January 5, 2006, the Compensation Committee awarded options to purchase 69,735 shares of our common stock.

        Our Compensation Committee may condition awards on the achievement of various performance goals, including the following:

o	Return on equity;	o	Net earnings;

o	Return on investment;	o	Net earnings per share;

o	Return on net assets;	o	Working capital as a percent of net cash provided by operating activities;

o	Shareholder value added;	o	Market price for our common stock; and

o	Earnings from operations;	o	Total shareholder return.

o	Pre-tax profits;

        In conjunction with selecting the applicable performance goal or goals, the Compensation Committee will also fix the relevant performance level or levels (e.g., a 15% return on equity) that must be achieved with respect to the goal or goals in order for key associates to earn performance shares. For 2006, no awards were conditioned on such performance goals.

401(k) Plan

        We maintain a 401(k) plan for all salaried associates, including our executive officers. Pursuant to the 401(k) plan, we match 25% of the first 6% of compensation contributed by our associates up to allowable IRS limitations.

Agreements with Officers

        We do not have employment, retention, severance, change of control or similar agreements with any of our executive officers. While we enter into award agreements with our executive officers and other participants under our long-term equity award plans, these agreements and plans do not provide for acceleration of vesting or other benefits upon a change of control or termination.

SUMMARY COMPENSATION TABLE

        Set forth below is information regarding compensation earned by or paid or awarded to the following of the Company’s executive officers during 2006: (1) Michael D. Hays, Chief Executive Officer; (2) Joseph W. Carmichael, President; (3) Jona S. Raasch, President of the Governance Institute, a division of National Research Corporation; and (4) Patrick E. Beans, Vice President, Treasurer, Chief Financial Officer and Secretary. The Company has no other executive officers whose total compensation exceeded $100,000 during 2006. The identification of such named executive officers is determined based on the individual’s total compensation for 2006, as reported below in the Summary Compensation Table, other than amounts reported as above-market earnings on deferred compensation and the actuarial increase in pension benefit accruals.

        The following table sets forth for the Company’s named executive officers: (1) the dollar value of base salary earned during 2006; (2) the dollar value of the compensation cost of all outstanding stock and option awards recognized over the requisite service period, computed in accordance with Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123R”) (without reduction for estimated forfeitures); (3) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (4) all other compensation for the year; and (5) the dollar value of total compensation for the year.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
Michael D. Hays Chief Executive Officer	2006	$127,400	--	$95,602	$38,179	$2,573	$263,754

Joseph W. Carmichael President	2006	$172,700	$247,353	$64,074	$52,956	$3,300	$540,383

Jona S. Raasch President of the Governance Institute, a division of National Research Corporation	2006	$158,000	--	$104,214	$47,353	$3,083	$312,650

Patrick E. Beans Vice President, Treasurer, Chief Financial Officer and Secretary	2006	$150,255	--	$95,800	$45,033	$3,012	$294,100

(1)	Represents the share-based compensation expense recognized by the Company during the year in accordance with SFAS No. 123R (without reduction for estimated forfeitures). See Note 8 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for a discussion of assumptions made in the valuation of share-based compensation.
(2)	Represents amount of Company 401(k) matching contribution.

GRANTS OF PLAN-BASED AWARDS

        The Company maintains the 2006 Equity Incentive Plan and the 2001 Equity Incentive Plan pursuant to which grants may be made to the Company’s executive officers. The following table sets forth information regarding all such incentive plan awards that were made to the named executive officers in 2006. The information supplements the dollar value disclosure of options in the Summary Compensation Table by providing additional details about such awards. No other equity incentive awards were granted to the named executive officers in 2006.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: No. of Shares of Stock or Units	All Other Option Awards: No. of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Michael D. Hays	1/5/2006				--	11,078	$17.25	$71,896
		$31,850	$63,700	$63,700

Joseph W. Carmichael
	5/9/2006				2,178	--	--	$50,000
	8/9/2006				2,086	--	--	$50,000
	11/13/2006				1,997	--	--	$50,000
	2/21/2007				25,674	--	--	$600,000
		$44,175	$88,350	$88,350

Jona S. Raasch	1/5/2006				--	13,739	$17.25	$89,166
		$39,500	$79,000	$79,000

Patrick E. Beans	1/5/2006				--	13,066	$17.25	$84,798
		$37,564	$75,128	$75,128

(1)	The threshold payments specified in the table represent the payment that would be made to the named executive officer if the threshold performance level for each performance measure is achieved. Because several different quarterly and annual performance measures apply to each named executive officer, and it is possible that a threshold performance level may be achieved for some performance measures, but not others, a named executive officer may receive a total cash incentive award payment that is less than the threshold amount specified in the table.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

        The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option, as well as the exercise price and expiration date of each outstanding option.

	Option Awards				Stock Awards
Name	No. of Securities Underlying Unexercised Options (Exercisable) (#)	No. of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael D. Hays	--	38,182(1)	$11.00	06/26/13	--	--
		18,298(2)	$16.10	01/05/14
		11,078(3)	$17.25	01/05/16

Joseph W. Carmichael	--	32,727(1)	$11.00	06/26/13	13,087(5)	$295,504
		12,634(2)	$16.10	01/05/14

Jona S. Raasch	--	34,091(1)	$11.00	06/26/13	--	--
		13,388(2)	$16.10	01/05/14
		15,330(4)	$15.46	01/05/15
		13,739(3)	$17.25	01/05/16

Patrick E. Beans	--	31,364(1)	$11.00	06/26/13	--	--
		12,121(2)	$16.10	01/05/14
		13,884(4)	$15.46	01/05/15
		13,066(3)	$17.25	01/05/16

(1)	Options vest in full on the fifth anniversary of the grant date. These options will vest on June 26, 2008.
(2)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 5, 2009.
(3)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 5, 2011.
(4)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 5, 2010.
(5)	Restricted shares vest ratably over three years. The unvested restricted shares held by Mr. Carmichael will vest as follows:

Vesting Date	Shares Vesting
05/09/07	726
05/10/07	2,392
08/10/07	2,064
11/13/07	665
05/09/08	726
05/10/08	2,392
08/10/08	2,064
11/13/08	666
05/09/09	726
11/13/09	666

OPTION EXERCISES AND STOCK VESTED

        The following table sets forth information regarding each exercise of stock options and vesting of restricted stock that occurred during 2006 for each of the Company’s named executive officers on an aggregated basis:

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael D. Hays	--	--	--	--
Joseph W. Carmichael	10,714	$185,881	4,457	$103,754
Jona S. Raasch	10,435	$157,177	--	--
Patrick E. Beans	6,429	$ 83,594	--	--

DIRECTOR COMPENSATION

        Directors who are executive officers of the Company receive no compensation for service as members of either the Board or committees thereof. Directors who are not executive officers of the Company receive an annual retainer of $10,000 and a fee of $500 for each committee meeting attended which is not held on the same date as a Board meeting is held. Additionally, directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board and committees thereof.

        Pursuant to the 2004 Director Plan, each director who is not an associate (i.e., employee) of the Company receives an annual grant of an option to purchase 12,000 shares of our common stock on the date of each Annual Meeting of Shareholders. The options have an exercise price equal to the fair market value of the common stock on the date of grant and vest one year after the grant date.

        The following table sets forth information regarding the compensation received by each of the Company’s directors during 2006:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
JoAnn M. Martin	$11,000	$55,787	$66,787
John N. Nunnelly	$10,500	$55,787	$66,287
Paul C. Schorr II	$11,000	$55,787	$66,787
Gail L. Warden	$11,000	$55,787	$66,787

(1)	Represents the share-based compensation expense recognized by the Company during the year in accordance with SFAS No. 123R (without reduction for estimated forfeitures). See Note 8 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for a discussion of assumptions made in the valuation of share-based compensation. The grant date fair value of each director’s 2006 option award was $62,640.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

John N. Nunnelly, Chairperson
JoAnn M. Martin
Paul C. Schorr II
Gail L. Warden

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any owner of greater than 10% of the Company’s Common Stock to file reports with the Securities and Exchange Commission concerning their ownership of the Company’s Common Stock. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that, during the fiscal year ended December 31, 2006, all of its directors and executive officers and owners of greater than 10% of the Company’s Common Stock complied with the Section 16(a) filing requirements, except that each of Michael D. Hays, Jona S. Raasch and Patrick E. Beans did not timely file a Form 4 reporting a grant of stock options on January 5, 2006, Joseph W. Carmichael did not timely file a Form 4 reporting a grant of restricted stock on November 13, 2006, and on three occasions in 2006, John N. Nunnelly did not timely file a Form 4 reporting the exercise of stock options and/or the purchase of shares of Common Stock.

MISCELLANEOUS

Independent Registered Public Accounting Firm

        KPMG LLP acted as the independent registered public accounting firm for the Company in 2006 and it is anticipated that such firm will be similarly appointed to act in 2007. The Audit Committee is solely responsible for the selection, retention, oversight and, when appropriate, termination of the Company’s independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

        The fees to KPMG LLP for the fiscal years ended December 31, 2006 and 2005 were as follows:

	2006	2005
Audit Fees(1)	$123,299	$93,100
Audit-Related Fees(2)	600	23,345
Tax Fees(3)	17,086	15,792
All Other Fees	--	--

Total	$140,985	$132,237

______________

(1)	Audit of annual financial statements and review of financial statements included in Forms 10-Q.
(2)	Due diligence and accounting consultations.
(3)	Tax consultations and tax return preparation including out-of-pocket expenses.

        The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management. During 2006, no fees to the independent registered public accounting firm were approved pursuant to the de minimis exception under the Securities and Exchange Commission’s rules.

Shareholder Proposals

        Proposals that shareholders of the Company intend to present at and have included in the Company’s proxy statement for the 2007 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received by the Company by the close of business on December 3, 2007. In addition, a shareholder who otherwise intends to present business at the 2008 Annual Meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company’s By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-Laws, to the Secretary of the Company not less than 60 days and not more than 90 days prior to the second Wednesday in the month of April (subject to certain exceptions if the Annual Meeting is advanced or delayed a certain number of days). Under the By-Laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to present at the 2008 Annual Meeting but do not intend to include in the Company’s proxy statement for such meeting) prior to February 9, 2008, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2008 Annual Meeting. If the Board chooses to present such proposal at the 2008 Annual Meeting, then the persons named in proxies solicited by the Board for the 2008 Annual Meeting may exercise discretionary voting power with respect to such proposal.

Other Matters

        The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular associates of the Company. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

        Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling or writing Patrick E. Beans, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508.

By Order of the Board of Directors
NATIONAL RESEARCH CORPORATION
Patrick E. Beans
Secretary

April 2, 2007

PROXY

PLEASE SIGN, DATE AND RETURN USING THE ENVELOPE PROVIDED

NATIONAL RESEARCH CORPORATION
2007 ANNUAL MEETING OF SHAREHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael D. Hays and Patrick E. Beans, and each of them, as Proxies with the power of substitution (to act jointly or if only one acts then by that one) and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of National Research Corporation held of record by the undersigned on March 16, 2007, at the Annual Meeting of Shareholders to be held on May 3, 2007, or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the Board’s nominees.

1. ELECTION OF DIRECTORS:	1. Patrick E. Beans (Term expiring at the 2010 Annual Meeting)
2. Gail L. Warden (Term expiring at the 2010 Annual Meeting)

[ ]	FOR the nominees listed	[ ]	WITHHOLD AUTHORITY
	above (except as specified below).		to vote for the nominees
listed above.

(Instructions: To withhold authority to vote for any
indicated nominee(s), write the name(s) of the nominee(s) in
the box provided to the right.)	______________________________________________________

2.   IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Check appropriate box	Date ____________________________, 2007
Indicate changes below:

Address Change? [ ]	Name Change? [ ]

NO. OF SHARES __________
[ ]	Please check this box if you plan to attend
	the Annual Meeting. Number of persons	__________________________________________________
	attending: _____.	(Registered Owner)
__________________________________________________
(Registered Owner if held jointly)

Signature(s) in Box
Please sign exactly as name appears hereon. When shares are
held by joint tenants, both should sign. When signing as
attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized
person.